Filed pursuant to Rule 424(b)(3)

Registration No. 333-183602

PROSPECTUS SUPPLEMENT NO. 7

To Prospectus dated March 6, 2013

OvaScience, Inc.

7,630,683 Shares of Common Stock

This prospectus supplement no. 7 supplements the prospectus dated March 6, 2013, relating to the offering and resale by the selling stockholders of up to 7,630,683 shares of common stock, par value $0.001 per share. These shares were privately issued to the selling stockholders in connection with private placement transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on July 2, 2013.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is listed on The NASDAQ Global Market under the symbol “OVAS.” On June 28, 2013, the last reported sale price of our common stock on The NASDAQ Global Market was $13.73.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 2, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 2, 2013

OvaScience, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35890	45-1472564
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 240 Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (b) and (e): Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2013, OvaScience, Inc., a Delaware corporation (the “Company”) and Scott Chappel, its Chief Scientific Officer, mutually agreed that effective July 31, 2013 (the “Transition Date”), Dr. Chappel will transition from an employee of the Company to a member of the Company’s Scientific Advisory Board.  As the Company prepares for commercialization next year, Alison Lawton, our Chief Operating Officer, will continue to manage the development and planned launch of the AUGMENT program.  Jon Tilly, our scientific co-founder who first discovered egg precursor cells (EggPCs), which form the basis of OvaScience’s technology platform, will continue to be extensively involved in the research and development of OvaTure.

In connection with the transition, the Company will pay Dr. Chappel up to four months of base salary, and his options that would have vested during the year after the transition shall continue to do so while he serves on the Scientific Advisory Board.

This Report on Form 8-K includes forward-looking statements about the prospects for the Company’s technology in addressing female infertility, the Company’s strategy, future plans and prospects, including statements regarding the development and planned launch of the Company’s product candidates, including AUGMENT. Any statements in this Report on Form 8-K about our strategy, plans, prospects and future expectations, financial position and operations, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “aim,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our expectations regarding the regulatory approvals required for AUGMENT; the science underlying our two product candidates (AUGMENT and OvaTure), which is unproven; our ability to obtain, maintain and protect intellectual property utilized by our products; our ability to obtain additional funding to support our activities; our dependence on third parties; the successful development of, and ability to obtain regulatory approval for, our product candidates; our ability to commercialize our product candidates, including AUGMENT, on the timeline we expect, if at all; competition from others; and our short operating history; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K. The forward-looking statements contained in this Report on Form 8-K reflect our current views with respect to future events.  We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

Date: July 2, 2013	/s/ Christopher M. Lindblom
Christopher M. Lindblom
Vice President of Finance and Treasurer

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